UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 30, 2010

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)           On November 30, 2010, John J. DeLaney, Jr. and Elliot I. Kramer, both directors of Center Bancorp, Inc. (“Center”) and its Union Center National Bank (the “Bank”) subsidiary, resigned as members of the Boards of Directors of Center and the Bank, effective December 1, 2010.

(d)           On November 30, 2010, Allan H. Strauss was named as a member of the Boards of Directors of Center and the Bank, effective January 1, 2011. Mr. Strauss, is currently the portfolio manager for Omega Advisors, Inc., an investment management firm. Mr. Straus has more than 20 years of experience as a research analyst and portfolio manager for several leading investment firms. Mr. Strauss has not yet been named to any committees of Center’s Board. It is anticipated that committee designations will be made during the first quarter of 2011.

(e)           Center and Anthony C. Weagley, President and Chief Executive Officer and a director of Center, have entered into a Non-Competition Agreement, dated as of December 2, 2010 (the “Agreement”).  The Agreement, which has a two year term, provides that for the 12 month period immediately following Mr. Weagley’s separation from service with Center, whether or not Center or the Bank has engaged Mr. Weagley as a consultant upon his separation of services, Mr. Weagley will not, directly or indirectly, as an agent, employee, owner, partner, stockholder or otherwise, compete with Center or the Bank or establish, engage in, or become interested in any business, trade or occupation that compete with Center or the Bank in the financial products or services industry in any county in any state of the U.S. in which Center’s or the Bank’s business is currently being conducted or is being conducted when Mr. Weagley’s separation from service occurs.  The Agreement also provides that Mr. Weagley will not solicit customers or employees during such period.  In consideration for Mr. Weagley’s covenant not to compete, upon his separation from service for any reason or due to retirement, Center will pay Mr. Weagley a lump sum payment equal to the aggregate of two times the annual rate of base salary then being paid to Mr. Weagley.  No amounts are payable in the event of Mr. Weagley’s termination of employment as a result of death or disability.  The payments described in the Agreement are independent of and will be in addition to any payments required under any other plan or agreement that may be in effect between Center and Mr. Weagley at the time of separation.  Center will not be obligated to make the payments described above if Mr. Weagley voluntarily terminates his service with Center, other than for good reason, as defined in the Agreement.

In addition, Center and James W. Sorge, Vice President and Compliance Officer of Center, have entered into a Non-Competition Agreement, dated as of December 2, 2010 (the “Agreement”).  The Agreement, which has a one year term, provides that for the 12 month period immediately following Mr. Sorge’s separation from service with Center, whether or not Center or the Bank has engaged Mr. Sorge as a consultant upon his separation of services, Mr. Sorge will not, directly or indirectly, as an agent, employee, owner, partner, stockholder or otherwise, compete with Center or the Bank or establish, engage in, or become interested in any business, trade or occupation that compete with Center or the Bank in the financial products or services industry in any county in any state of the U.S. in which Center’s or the Bank’s business is currently being conducted or is being conducted when Mr. Sorge’s separation from service occurs.  The Agreement also provides that Mr. Sorge will not solicit customers or employees during such period.  In consideration for Mr. Sorge’s covenant not to compete, upon his separation from service for any reason or due to retirement, Center will pay Mr. Sorge a lump sum payment equal to the aggregate of one times the annual rate of base salary then being paid to Mr. Sorge.  No amounts are payable in the event of Mr. Sorge’s termination of employment as a result of death or disability.  The payments described in the Agreement are independent of and will be in addition to any payments required under any other plan or agreement that may be in effect between Center and Mr. Sorge at the time of separation.  Center will not be obligated to make the payments described above if Mr. Sorge voluntarily terminates his service with Center, other than for good reason, as defined in the Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1 – Non-Competition Agreement, dated as of December 2, 2010, between Center and Anthony C. Weagley.

Exhibit 10.2 – Non-Competition Agreement, dated as of December 2, 2010, between Center and James W. Sorge.

Exhibit 99.1 – Press release, dated December 3, 2010, announcing changes in the composition of Center’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By: /s/ Anthony C. Weagley

Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

Dated:  December 6, 2010

EXHIBIT INDEX

Exhibit 10.1 – Non-Competition Agreement, dated as of December 2, 2010, between Center and Anthony C. Weagley.

Exhibit 10.2 –Non-Competition Agreement, dated as of December 2, 2010, between Center and James W. Sorge.

Exhibit 99.1 – Press release, dated December 3, 2010, announcing changes in the composition of Center’s Board of Directors.